EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Achieves Fourth Quarter Net Income Growth of Over 19%

Delivers Fourth Quarter Adjusted EBITDA Growth of 16.5% As Comparable Store Sales Increase 3.2%

Surpasses $1 Billion Annual Sales Milestone

DALLAS, Mar. 28, 2017 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its fourth quarter 2016, which ended on January 29, 2017. The Company also issued its guidance for the full year 2017.

Key highlights from the fourth quarter 2016 compared to the fourth quarter 2015 include:

▪	Total revenues increased 15.4% to $270.2 million from $234.2 million.
▪	Comparable store sales increased 3.2%.
▪	Opened four new stores compared to four new stores.
▪	Net income of $27.4 million, or $0.63 per diluted share, vs. net income of $23.0 million, or $0.53 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 16.5% to $74.5 million from $63.9 million.
▪	As a percentage of total revenues, Adjusted EBITDA increased 30 basis points to 27.6% from 27.3%.

Key highlights from the full year 2016 compared to the full year 2015 include:

▪	Total revenues increased 15.9% to $1.005 billion from $867 million.
▪	Comparable store sales increased 3.3%.
▪	Opened eleven new stores compared to ten new stores.
▪	Net income of $90.8 million, or $2.10 per diluted share, vs. net income of $59.6 million, or $1.39 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 25.8% to $261.5 million from $207.8 million
▪	As a percentage of total revenues, Adjusted EBITDA increased 200 basis points to 26.0% from 24.0%.

* A reconciliation of Net Income, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA, is set forth in the attachment to this release. Please note that beginning in the fourth quarter of 2016 we revised our calculation of Adjusted EBITDA to exclude adjustments for changes in deferred amusement revenue and ticket liabilities.

“For the quarter, Dave & Buster's generated a 3.2% increase in comparable store sales, lapping a 6% increase from the prior year, for an impressive 9.2% growth on a two-year stacked basis. Our comparable store sales growth has now exceeded the competitive casual dining benchmark for 19 straight quarters. We also reached an important milestone during the quarter as full year sales exceeded $1 billion. As proud as we are of this accomplishment, we are even more excited about our growth prospects in the future,” said Steve King, Chief Executive Officer.

“We grew revenue by 15.4% and net income by 19.2% during the fourth quarter. Our consistent performance and industry-leading margins position us well for our next growth phase. At the same time, our free cash flow and strong balance sheet allow flexibility to return value to shareholders in additional ways, including share repurchases. To that effect, during fiscal year 2016, we executed $29 million in share repurchases under our current $100 million share repurchase program,” added Brian Jenkins, Chief Financial Officer.

“We expect to open eleven to twelve new stores this year, representing 12% to 13% unit growth. Similar to last year, these openings will skew toward the large store format and new markets for our brand. Our development pipeline is robust and we remain well positioned over the long term to capitalize on the changing retail dynamics affecting big box operators and malls. Our long-term target for annual unit growth continues to be 10% or more and we foresee a 200+ store opportunity in North America alone,” King concluded.

Review of Fourth Quarter 2016 Operating Results

Total revenues increased 15.4% to $270.2 million from $234.2 million in the fourth quarter 2015. Across all stores, Food and Beverage revenues increased 11.3% to $126 million from $113.2 million and Amusement and Other revenues increased 19.2% to $144.2 million from $121.0 million. Food and Beverage represented 46.6% of total revenues while Amusements and Other represented 53.4% of total revenues in the fourth quarter 2016. In last year’s fourth quarter, Food & Beverage represented 48.3% of total revenues while Amusements and Other represented 51.7% of total revenues.

Comparable store sales increased 3.2% in the fourth quarter 2016 compared to a 6.0% increase in the same period last year. Our comparable store sales growth was driven by a 3.5% increase in walk-in sales and a 1.7% increase in special events sales. Non-comparable store revenues increased $30 million or 79% in the fourth quarter 2016 to $68.2 million.

Operating income increased to $44.7 million in the fourth quarter of 2016 from $38.1 million in last year's fourth quarter. As a percentage of total revenues, operating income increased approximately 20 basis points to 16.5% from 16.3%.

Net income increased to $27.4 million, or $0.63 per diluted share (43.4 million diluted share base), in the fourth quarter of 2016 compared to net income of $23 million, or $0.53 per diluted share (43.1 million diluted share base), in the same period last year.

Store operating income before depreciation and amortization increased 13.4% to $87.2 million in the fourth quarter 2016 from $76.9 million in last year's fourth quarter. As a percentage of total revenues, Store operating income before depreciation and amortization decreased 50 basis points to 32.3% from 32.8%.

Adjusted EBITDA* increased 16.5% to $74.5 million in the fourth quarter 2016 from $63.9 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 30 basis points to 27.6% from 27.3%. As noted earlier, this excludes changes in deferred amusement revenue and ticket liabilities of $2.8 million and $2.5 million in the fourth quarters of fiscal years 2016 and 2015 respectively. These changes were included in our previous Adjusted EBITDA definition and guidance.

Share Repurchases

During fiscal year 2016, our board approved a $100 million share repurchase program. Under this authorization, we repurchased 567,000 shares during the fiscal year for $29 million. This includes 396,000 shares repurchased during the fourth quarter. As of the end of fiscal year 2016, we had $71 million remaining under this authorization.

Development

We opened four stores during the fourth quarter in Toledo, Ohio; Silver Spring (Washington, D.C.), Maryland; Oakville (Toronto), Ontario; and Daly City (San Francisco), California for a total of eleven new stores for the year. Total capital additions (net of tenant improvement allowances and sale-leaseback proceeds) during fiscal year 2016 were $146 million and included development costs for store openings, six remodeling and related projects, new games and maintenance capital.

During the first quarter of fiscal year 2017, we have already opened three stores in Carlsbad, California; Columbia, South Carolina; and Overland Park, Kansas. We currently have six stores under construction in Tucson, Arizona; New Orleans, Louisiana; Alpharetta, Georgia; Myrtle Beach, South Carolina; McAllen, Texas and Bayamon, Puerto Rico.

Financial Outlook

We are providing our initial financial outlook for fiscal 2017, which includes 53 weeks and ends on February 4, 2018:

▪	Total revenues of $1.155 billion to $1.170 billion
▪	Comparable store sales increase of 2% to 3% (on a comparable 52-week basis)
▪	11 to 12 new stores
▪	Net income of $101 million to $105 million
▪	Effective tax rate of 36% to 37% and diluted share count of 43.2 million to 43.4 million, excluding the impact of FASB Accounting Standard, ASU 2016-09. The implementation of this new standard could significantly reduce our effective tax rate and slightly increase our diluted share count, dependent on stock option exercises
▪	EBITDA of $270 million to $277 million
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $156 million to $166 million

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (719) 325-2360 or toll-free (888) 587-0611.  A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 7448438.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 95 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 33 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	January 29, 2017	January 31, 2016

Current assets:

Cash and cash equivalents	$20,083	$25,495
Other current assets	55,521	84,585

Total current assets	75,604	110,080

Property and equipment, net	606,865	523,891

Intangible and other assets, net	370,264	369,730

Total assets	$1,052,733	$1,003,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$177,797	$156,647

Other long-term liabilities	178,856	170,800

Long-term debt, net	256,628	329,916

Stockholders' equity	439,452	346,338

Total liabilities and stockholders' equity	$1,052,733	$1,003,701

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 29, 2017		January 31, 2016

Food and beverage revenues	$126,001	46.6%	$113,237	48.3%
Amusement and other revenues	144,181	53.4%	120,978	51.7%
Total revenues	270,182	100.0%	234,215	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	31,174	24.7%	28,522	25.2%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,726	11.6%	14,371	11.9%
Total cost of products	47,900	17.7%	42,893	18.3%
Operating payroll and benefits	62,213	23.0%	53,008	22.6%
Other store operating expenses	72,835	27.0%	61,417	26.3%
General and administrative expenses	14,343	5.3%	14,615	6.2%
Depreciation and amortization expense	23,197	8.6%	20,413	8.7%
Pre-opening costs	5,024	1.9%	3,807	1.6%
Total operating costs	225,512	83.5%	196,153	83.7%

Operating income	44,670	16.5%	38,062	16.3%

Interest expense, net	1,412	0.5%	2,407	1.1%

Income before provision for income taxes	43,258	16.0%	35,655	15.2%
Provision for income taxes	15,891	5.9%	12,705	5.4%
Net income	$27,367	10.1%	$22,950	9.8%

Net income per share:
Basic	$0.65		$0.55
Diluted	$0.63		$0.53
Weighted average shares used in per share calculations:
Basic shares	42,215,285		41,548,060
Diluted shares	43,369,754		43,097,656

Other information:
Company-owned and operated stores open at end of period	92		81

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	January 29, 2017		January 31, 2016

Net income	$27,367	10.1%	$22,950	9.8%
Add back: Interest expense, net	1,412		2,407
Provision for income taxes	15,891		12,705
Depreciation and amortization	23,197		20,413
EBITDA	67,867	25.1%	58,475	25.0%
Add back: Loss on asset disposal	546		246
Share-based compensation	1,163		1,519
Pre-opening costs	5,024		3,807
Transaction and other costs	(141)		(151)
Adjusted EBITDA*	$74,459	27.6%	$63,896	27.3%

*Beginning in the fourth quarter of 2016 we revised our calculation of Adjusted EBITDA to exclude adjustments for changes in deferred amusement revenue and ticket liabilities. This change was made in order to conform to recent SEC guidance regarding non-GAAP measures and has been applied to all periods presented. The change in deferred amusement revenue and ticket liability was $2,807 and $2,456 in the fourth quarters of fiscal year 2016 and 2015 respectively.

The following table sets forth a reconciliation of operating income to Store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	January 29, 2017		January 31, 2016
Operating income	$44,670	16.5%	$38,062	16.3%
Add back: General and administrative expenses	14,343		14,615
Depreciation and amortization	23,197		20,413
Pre-opening costs	5,024		3,807
Store operating income before depreciation and amortization	$87,234	32.3%	$76,897	32.8%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Audited)
(in thousands, except share and per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 29, 2017		January 31, 2016

Food and beverage revenues	$452,140	45.0%	$405,841	46.8%
Amusement and other revenues	553,018	55.0%	461,141	53.2%
Total revenues	1,005,158	100.0%	866,982	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	114,946	25.4%	104,757	25.8%
Cost of amusement and other (as a percentage of amusement and other revenues)	65,354	11.8%	58,053	12.6%
Total cost of products	180,300	17.9%	162,810	18.8%
Operating payroll and benefits	228,827	22.8%	200,129	23.1%
Other store operating expenses	287,322	28.6%	250,186	28.8%
General and administrative expenses	54,474	5.4%	53,600	6.2%
Depreciation and amortization expense	88,305	8.8%	78,660	9.1%
Pre-opening costs	15,414	1.5%	11,561	1.3%
Total operating costs	854,642	85.0%	756,946	87.3%

Operating income	150,516	15.0%	110,036	12.7%

Interest expense, net	6,985	0.7%	11,464	1.3%
Loss on debt retirement	-	0.0%	6,822	0.8%

Income before provision for income taxes	143,531	14.3%	91,750	10.6%
Provision for income taxes	52,736	5.3%	32,131	3.7%
Net income	$90,795	9.0%	$59,619	6.9%

Net income per share:
Basic	$2.16		$1.46
Diluted	$2.10		$1.39
Weighted average shares used in per share calculations:
Basic shares	41,951,770		40,968,455
Diluted shares	43,288,592		42,783,905

Other information:
Company-owned and operated stores open at end of period	92		81

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	January 29, 2017		January 31, 2016

Net income	$90,795	9.0%	$59,619	6.9%
Add back: Interest expense, net	6,985		11,464
Loss on debt retirement	-		6,822
Provision for income taxes	52,736		32,131
Depreciation and amortization	88,305		78,660
EBITDA	238,821	23.8%	188,696	21.8%
Add back: Loss on asset disposal	1,533		1,411
Share-based compensation	5,828		4,109
Pre-opening costs	15,414		11,561
Transaction and other costs	(73)		2,068
Adjusted EBITDA*	$261,523	26.0%	$207,845	24.0%

*Beginning in the fourth quarter of 2016 we revised our calculation of Adjusted EBITDA to exclude adjustments for changes in deferred amusement revenue and ticket liabilities. This change was made in order to conform to recent SEC guidance regarding non-GAAP measures and has been applied to all periods presented. The change in deferred amusement revenue and ticket liability was $8,297 and $7,587 in fiscal year 2016 and 2015 respectively.

The following table sets forth a reconciliation of operating income to Store operating income before depreciation and amortization for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	January 29, 2017		January 31, 2016

Operating income	$150,516	15.0%	$110,036	12.7%
Add back: General and administrative expenses	54,474		53,600
Depreciation and amortization	88,305		78,660
Pre-opening costs	15,414		11,561
Store operating income before depreciation and amortization	$308,709	30.7%	$253,857	29.3%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com